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EXHIBIT 12.1

Ratio of Earnings to Fixed Charges
(In millions of € except ratios)
(French GAAP)

	1998	1999	2000	2001	2002	First Half 2003
Fixed Charges:
Interest expense, including amortization of premiums, discounts, capitalized expenses related to indebtedness, plus capitalized interest	259	148	197	184	142	76
Reasonable approximation of the interest factor within rental expense(1)	13	13	19	19	21	9

	272	161	216	203	163	85

Earnings:
Pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees(2)	183	305	312	(278)	109	(95)
Fixed charges	272	161	216	203	163	85
Amortization of capitalized interest	3	3	3	3	3	1
Distributed income of equity investees	2	3	16	21	3	1
Capitalized interest	(3)	(6)	(8)	(19)	(8)	(1)

	457	466	539	(70)	270	(9)

Ratio of Earnings to Fixed Charges	1.7	2.9	2.5	Note (3)	1.7	Note (3)

Pro Forma Ratio of Earnings to Fixed Charges:
Fixed Charges, adjusted for the estimated net increase in interest expense and amortization of capitalized expenses related to indebtedness of €48 million for 2002 and €24 million for the first half of 2003 from the issuance of the notes					211	109
Earnings					270	(9)
Pro Forma Ratio of Earnings to Fixed Charges					1.3	Note (3)

(1)
Rhodia assumed one-third of rental expense relating to operating leases as the interest portion thereof, as management believes that it represents a reasonable approximation of the interest factor.

(2)
The differences in pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees in 2002 and the first half of 2003 between French GAAP and U.S. GAAP relate to the amortization of goodwill and indefinite-lived assets for French GAAP but not for U.S. GAAP, for years 1998 to 2002 and the first half of 2003 to the accounting for disposals of businesses in 2002 and the first half of 2003 that qualified as a component of an entity, as discontinued operations for U.S. GAAP but not for French GAAP, and for years 2001 and 2002 and the first half of 2003 to the accounting for environmental indemnifications paid by Aventis (see Note 29 to the Consolidated Financial Statements).

(3)
The ratio coverage was less than 1:1 due to Rhodia's loss in 2001 and the first half of 2003. To achieve a coverage ratio of 1:1, Rhodia must generate additional earnings of €273 million and €94 million, respectively. In addition, the pro forma ratio coverage for the first half of 2003 was less than 1:1. To achieve a pro forma coverage ratio of 1:1, Rhodia must generate additional earnings of €118 million.

Ratio of Earnings to Fixed Charges
(In millions of € except ratios)
(U.S. GAAP)

	1998	1999	2000	2001	2002	First Half 2003
Fixed Charges:
Interest expense, including amortization of premiums, discounts, capitalized expenses related to indebtedness plus capitalized interest	259	148	197	184	142	76
Reasonable approximation of the interest factor within rental expense(1)	13	13	19	19	21	9

	272	161	216	203	163	85

Earnings:
Pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees(2)	165	330	320	(351)	155	(69)
Fixed charges	272	161	216	203	163	85
Amortization of capitalized interest	3	3	3	3	3	1
Distributed income of equity investees	2	3	16	21	3	1
Capitalized interest	(3)	(6)	(8)	(19)	(8)	(1)

	439	491	547	(143)	316	17

Ratio of Earnings to Fixed Charges	1.6	3.0	2.5	Note (3)	1.9	Note	(3)

Pro Forma Ratio of Earnings to Fixed Charges:
Fixed Charges, adjusted for the estimated net increase in interest expense and amortization of capitalized expenses related to indebtedness of €48 million for 2002 and €24 million for the first half of 2003 from the issuance of the notes					211	109
Earnings					316	17
Pro Forma Ratio of Earnings to Fixed Charges					1.5	Note	(3)

(1)
Rhodia assumed one-third of rental expense relating to operating leases as the interest portion thereof, as management believes that it represents a reasonable approximation of the interest factor.

(2)
The differences in pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees in 2002 and the first half of 2003 between French GAAP and U.S. GAAP relate to the amortization of goodwill and indefinite-lived assets for French GAAP but not for U.S. GAAP, for years 1998 to 2002 and the first half of 2003 to the accounting for disposals of businesses in 2002 and the first half of 2003 that qualified as a component of an entity, as discontinued operations for U.S. GAAP but not for French GAAP, and for years 2001 and 2002 and the first half of 2003 to the accounting for environmental indemnifications paid by Aventis (see Note 29 to the Consolidated Financial Statements).

(3)
The ratio coverage was less than 1:1 due to Rhodia's loss in 2001 and the first half of 2003. To achieve a coverage ratio of 1:1, Rhodia must generate additional earnings of €346 million and €68 million, respectively. In addition, the pro forma ratio coverage for the first half of 2003 was less than 1:1. To achieve a pro forma coverage ratio of 1:1 Rhodia must generate additional earnings of €92 million.

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  EXHIBIT 12.1
Ratio of Earnings to Fixed Charges (In millions of euros except ratios) (French GAAP)
Ratio of Earnings to Fixed Charges (In millions of euros except ratios) (U.S. GAAP)